Exhibit 99.1
HUMAN GENOME SCIENCES, INC.
14200 Shady Grove Road, Rockville, Maryland 20850
FOR IMMEDIATE RELEASE
Media Contact:
Jerry Parrott
Vice President, Corporate Communications
301-315-2777
Investor Contact:
Tim Barabe
Senior Vice President and Chief Financial Officer
301-315-1780
HUMAN GENOME SCIENCES REPORTS SUBSTANTIAL PROGRESS
TOWARD COMMERCIALIZATION AND ANNOUNCES 2009 GOALS AT
JPMORGAN HEALTHCARE CONFERENCE
- Albuferon® for hepatitis C, LymphoStat-B® for lupus and ABthrax® for inhalation anthrax all progressing rapidly toward commercialization -
- GSK Phase 3 trial of darapladib underway in chronic coronary heart disease -
- HGS provides 2009 financial guidance; expects less than $25 million net cash burn -
ROCKVILLE, Maryland — January 12, 2009 — Human Genome Sciences, Inc. (Nasdaq: HGSI) will announce its priority goals for 2009 and report on the Company’s progress toward commercialization during a presentation by H. Thomas Watkins, President and Chief Executive Officer, to financial analysts and investors at the 27th Annual JPMorgan Healthcare Conference in San Francisco on Wednesday, January 14.
“2009 will be a pivotal year for HGS,” said Mr. Watkins. “In December 2008, we reported the positive results of Albuferon’s first Phase 3 trial in chronic hepatitis C. We will have the results of Albuferon’s second Phase 3 trial in March. Assuming the second trial is also successful, we expect that global marketing applications will be filed in fall 2009. We will have the results of our two Phase 3 trials of LymphoStat-B in systemic lupus erythematosus (SLE) in July and November, respectively, and expect to file marketing applications in the first half of 2010 if LymphoStat-B is successful in these studies. We are confident that we will deliver 20,000 doses of ABthrax to the U.S. Strategic National Stockpile early in the year and will receive at least $150 million in revenues in 2009. We also expect major financial progress in 2009, with revenues of more than $250 million and net cash burn of less than $25 million.”
During his presentation, Mr. Watkins will discuss the following goals and updates on progress.

LATE-STAGE PRODUCTS
Albuferon®: Met Primary Endpoint in Phase 3 Trial in Genotypes 2 and 3 Chronic Hepatitis C; Phase 3 Results in Genotype 1 Patients Expected March 2009
In December 2008, HGS reported that the results of ACHIEVE 2/3 demonstrated that Albuferon (albinterferon alfa-2b) met its primary endpoint of non-inferiority to peginterferon alfa-2a (Pegasys) in this global Phase 3 trial in 933 treatment-naive patients with genotypes 2 and 3 chronic hepatitis C (p=0.0086). The data showed that the rate of sustained virologic response was comparable for the 900-mcg dose of Albuferon administered every two weeks, vs. the standard 180-mcg dose of peginterferon alfa-2a administered once weekly. Rates of serious adverse events, severe adverse events and discontinuations due to adverse events were also comparable. The results of ACHIEVE 1, the Phase 3 trial of Albuferon in genotype 1 chronic hepatitis C, are expected in March 2009. Albuferon is being developed by HGS and Novartis under an exclusive worldwide co-development and commercialization agreement entered into in June 2006.
“The data from ACHIEVE 2/3 show that the efficacy of Albuferon was comparable to Pegasys, with half the injections,” said Mr. Watkins. “If Albuferon is also successful in ACHIEVE 1, we expect that global marketing applications will be filed in fall 2009 — and we believe Albuferon could become the market-leading interferon for the treatment of chronic hepatitis C,”
In a separate press release issued this morning, HGS announced that Novartis has initiated a Phase 2b trial to evaluate the safety and efficacy of Albuferon dosed monthly in treatment-naive patients with genotypes 2 and 3 chronic hepatitis C.
Key goals for Albuferon in 2009:
•	Report final Phase 3 data from ACHIEVE 1 in March.

•	File global marketing applications in fall.
LymphoStat-B®: On Track for Phase 3 Data in July and November 2009
In 2008, HGS completed the enrollment of both Phase 3 trials of LymphoStat-B (belimumab) in patients with active systemic lupus erythematosus (SLE). The Company expects to report the first Phase 3 data for LymphoStat-B in July 2009 from the BLISS-52 trial, with results from BLISS-76 anticipated in November 2009. BLISS-52 and BLISS-76 are the largest clinical trials ever conducted in lupus patients — and the only Phase 3 trials in these patients whose design was directly informed by randomized Phase 2 results. LymphoStat-B is being developed by HGS and GlaxoSmithKline (GSK) under a co-development and commercialization agreement entered into in August 2006.
“If LymphoStat-B is successful in Phase 3, we expect to file marketing applications in the United States and Europe in the first half of 2010, and we believe it could become the first new drug approved by the FDA for the treatment of lupus in 50 years,” said Mr. Watkins. “Patients with SLE need new treatment options; we hope to be able to help meet that need with LymphoStat-B.”

Key goals for LymphoStat-B in 2009:
•	Report Phase 3 data from BLISS-52 in July.

•	Report Phase 3 data from BLISS-76 in November.
ABthrax™: Delivery of 20,000 Doses to U.S. Strategic National Stockpile Expected Early in Year; HGS Confident of Receiving $150 Million in 2009
HGS has met every milestone to date under its contract with the U.S. Government and is currently awaiting authorization to begin delivery of 20,000 doses of ABthrax (raxibacumab) to the U.S. Strategic National Stockpile for emergency use in treating inhalation anthrax. The Company has completed the animal studies necessary to demonstrate the efficacy of ABthrax, the human safety studies necessary for approval, and the manufacture of all bulk drug necessary to supply 20,000 doses of ABthrax to the Stockpile. In May 2008, HGS submitted the final data package to the FDA to support authorization of delivery. ABthrax is being developed under a contract with the Biomedical Advanced Research and Development Authority (BARDA) of the U.S. Department of Health and Human Services (HHS).
“We believe that ABthrax offers a significant step forward in the treatment of inhalation anthrax and could play an important role in strengthening America’s arsenal against bioterrorism,” said Mr. Watkins. “We expect to receive authorization to begin delivery to the Strategic National Stockpile early this year. We are confident that we will receive at least $150 million in 2009 from our $165 million contract with the U.S. Government.”
Key goals for ABthrax in 2009:
•	Deliver 20,000 doses of ABthrax to the Strategic National Stockpile early in 2009.

•	Receive at least $150 million in revenue.

•	File a Biologics License Application with the FDA in the second quarter.
Darapladib: GSK Phase 3 Development Program Underway
In December 2008, GSK announced initiation of the first pivotal Phase 3 clinical trial to evaluate the efficacy of long-term treatment with the investigational Lp-PLA2 inhibitor darapladib in men and women with chronic coronary heart disease. Darapladib was discovered by GSK based on HGS technology. HGS will receive 10% royalties on worldwide sales if darapladib is commercialized, and has a 20% co-promotion option in North America and Europe.
In its announcement, GSK said, “Despite major advances in medical treatment, coronary heart disease remains the leading cause of death worldwide and new approaches are needed to help reduce this burden to society. GSK is initiating the large STABILITY trial with darapladib as part of a Phase 3 program to determine if this novel medication could improve people’s lives by reducing the risk of cardiovascular events.” GSK also indicated that it plans to initiate another large event-driven trial with darapladib in late 2009 in a post-ACS (acute coronary syndrome) patient population.

MID- AND EARLY-STAGE PIPELINE
Syncria®: GSK Update on Phase 3 Development Expected in the First Quarter
GSK is developing Syncria (albiglutide) as a treatment for type 2 diabetes mellitus, and has completed a number of clinical studies of Syncria, including a randomized Phase 2b dose- ranging trial of Syncria in patients with type 2 diabetes, which included a comparator arm of patients receiving Byetta (exenatide). HGS expects an update from GSK in the first quarter of 2009 regarding Phase 3 development of Syncria.
Syncria is a novel long-acting form of GLP-1 (glucagon-like peptide 1) created by HGS using its proprietary albumin-fusion technology, and licensed to GSK in 2004. Syncria is generated from the genetic fusion of human albumin and GLP-1, a peptide hormone that acts throughout the body to help maintain normal blood-sugar levels and to control appetite. HGS is entitled to fees and milestone payments, some of which have already been received, that could amount to as much as $183 million, in addition to single-digit royalties on worldwide sales if Syncria is commercialized.
Oncology Portfolio: A Key Driver of Future Growth
HGS is investing strategically to expand and advance its oncology portfolio around its leading expertise in the apoptosis, or programmed cell death, pathway. HGS-ETR1 (mapatumumab) is the most advanced of any product in development that targets the TRAIL apoptosis pathway, and three randomized chemotherapy combination trials are currently underway to evaluate its potential in the treatment of advanced multiple myeloma, non-small cell lung cancer, and hepatocellular cancer.
In May 2008, HGS initiated dosing in a Phase 1 clinical trial to evaluate the safety and tolerability of its lead IAP inhibitor, HGS1029, as monotherapy in patients with advanced solid tumors. Results of this study will also help identify the recommended dose for Phase 2 trials. The IAP inhibitors are a novel class of compounds that block the activity of IAP (inhibitor of apoptosis) proteins, thus allowing apoptosis to proceed and causing the cancer cells to die. When IAP proteins are over-expressed in cancer cells, they can help cancer cells resist apoptosis and resume growth and proliferation.
FINANCIAL GUIDANCE
During his presentation to the JPMorgan Healthcare Conference, Mr. Watkins will present the following guidance regarding the financial results expected by HGS for the full years 2008 and 2009:
•	HGS expects 2009 net cash burn of less than $25 million, compared with approximately $245 million in 2008.
•	Revenue is expected to increase to $250 million or higher in 2009, from $48 million in 2008.
▪	This includes at least $150 million from sale of 20,000 doses of ABthrax.
•	HGS expects cash and investments at year-end 2009 to total approximately $340 million, compared with approximately $365 million at the end of 2008.

PRESENTATION TO BE WEBCAST
Mr. Watkins’ presentation to the 27th Annual JPMorgan Healthcare Conference will be webcast and may be accessed at www.hgsi.com. The presentation is scheduled to begin on January 14, 2009 at 7:30 AM Pacific or 10:30 AM Eastern time. Investors interested in listening to the live webcast should log on before the presentation begins to download any software required. The archive of the presentation will be available for several days following the event.
About Human Genome Sciences
The mission of HGS is to apply great science and great medicine to bring innovative drugs to patients with unmet medical needs. The HGS clinical development pipeline includes novel drugs to treat hepatitis C, lupus, inhalation anthrax, cancer and other immune-mediated diseases. The Company’s primary focus is rapid progress toward the commercialization of its two key lead drugs, Albuferon® (albinterferon alfa-2b) for hepatitis C and LymphoStat-B® (belimumab) for lupus. Phase 3 clinical trials of both drugs are ongoing.
ABthrax™ (raxibacumab) is in late-stage development for the treatment of inhalation anthrax, and the Company is awaiting authorization to begin the delivery of 20,000 doses of ABthrax to the Strategic National Stockpile under a contract entered into with the U.S. Government in June 2006. HGS also has three drugs in clinical development for the treatment of cancer, including two TRAIL receptor antibodies and a small-molecule antagonist of IAP (inhibitor of apoptosis) proteins. In addition, HGS has substantial financial rights to certain products in the GSK clinical development pipeline.
For more information about HGS, please visit the Company’s web site at www.hgsi.com. Health professionals and patients interested in clinical trials of HGS products may inquire via e-mail to clinical_trials@hgsi.com or by calling HGS at (301) 610-5790, extension 3550.
HGS, Human Genome Sciences, ABthrax, Albuferon and LymphoStat-B are trademarks of Human Genome Sciences, Inc.
Safe Harbor Statement
This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The forward-looking statements are based on Human Genome Sciences’ current intent, belief and expectations. These statements are not guarantees of future performance and are subject to certain risks and uncertainties that are difficult to predict. Actual results may differ materially from these forward-looking statements because of the Company’s unproven business model, its dependence on new technologies, the uncertainty and timing of clinical trials, the Company’s ability to develop and commercialize products, its dependence on collaborators for services and revenue, its substantial indebtedness and lease obligations, its changing requirements and costs associated with facilities, intense competition, the uncertainty of patent and intellectual property protection, the Company’s dependence on key management and key suppliers, the uncertainty of regulation of products, the impact of future alliances or transactions and other risks described in the Company’s filings with the Securities and Exchange Commission. In addition, the Company will continue to face risks related to animal and human testing, to the manufacture of ABthrax and to FDA concurrence that ABthrax meets the requirements of the ABthrax contract. If the Company is unable to meet the product requirements associated with the ABthrax contract, the U.S. government will not be required to reimburse the Company for the costs incurred or to purchase any ABthrax doses. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of today’s date. Human Genome Sciences undertakes no obligation to update or revise the information contained in this announcement whether as a result of new information, future events or circumstances or otherwise.
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